Exhibit 99.1

InterCloud Reduces Convertible Debt with the sale of High Wire Business Division

NEW YORK, Feb. 28, 2017 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc. (the “Company” or “InterCloud”) (NASDAQ:ICLD), a leading provider of cloud networking orchestration and automation solutions and services, today announced the sale of the High Wire Networks division of ADEX Corporation.  ADEX’s High Wire division contracted with telecommunications infrastructure manufacturers to install the manufacturer’s products. The asset was originally acquired by ADEX in 2014 for less than $1.0 million and accounted for approximately $11.0 million in annual revenue in 2016. Under the terms of this asset sale, InterCloud received $4.0 million in cash and is expected to receive an additional working capital adjustment of approximately $0.9 million, to be paid in six months. The proceeds from this sale were used to reduce secured outstanding debt.

Mark Munro, CEO of InterCloud stated, “The sale of this non-core business asset is a continued realignment of InterCloud’s business strategy and reduction of our outstanding liabilities. This sale has given InterCloud the opportunity to continue to improve our balance sheet and reduce the amount of convertible debt causing shareholder dilution. We are continuing to explore other non-core asset sales as well as a conventional asset based lending solution, to reduce the exposure to remaining convertible debentures.”

About InterCloud Systems, Inc.

InterCloud Systems, Inc. is a leading provider of cloud networking orchestration and automation, for Software Defined Networking (SDN) and Network Function Virtualization (NFV) cloud environments to the telecommunications service provider (carrier) and corporate enterprise markets through cloud solutions and professional services. InterCloud’s cloud solutions offer enterprise and service-provider customers the opportunity to adopt an operational expense model by outsourcing cloud deployment and management to InterCloud rather than the capital expense model that has dominated in recent decades in IT infrastructure management. Additional information regarding InterCloud may be found on InterCloud’s website at www.intercloudsys.com.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, including statements related to expected market trends and the Company’s performance, are all “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based except as required by applicable law and regulations.

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InterCloud Systems, Inc.

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